Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, amended and restated, modified or otherwise supplemented from time to time, this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), amends, restates, replaces and supersedes in its entirety that certain Loan and Security Agreement dated as of January 31, 2006 (as amended, modified or otherwise supplemented from time to time, the “Existing Agreement”) and provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.

WHEREAS, Borrower and Bank have entered into the Existing Agreement, pursuant to which the Bank has extended and made available to Borrower certain advances of money; and

WHEREAS, Borrower and Bank desire to amend and restate the Existing Agreement upon the terms and conditions more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of reserves (including but not limited to the Letter of Credit Reserve and the FX Reserve), Bank will make Advances to Borrower up to an amount (“Net Borrowing Availability”) not to exceed the lesser of (a) the Revolving Line Commitment; or (b) amounts available under the Borrowing Base. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable, or on the date this Agreement is otherwise terminated.

(c) General Provisions. The Advances shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Advance or a LIBOR Advance. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3(b)(i).

2.1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed: (a) the Net Borrowing Availability minus the sum of (i) all amounts for services utilized under the Cash Management Services Sublimit, (ii) the FX Reserve, and (iii) the sum of the outstanding principal balance of the Advances; and (b) $4,000,000.00 minus the sum of (i) all amounts for services utilized under the Cash Management Services Sublimit and (ii) the FX Reserve. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. If there is any conflict between the terms of the Loan Documents and terms of the Letter of Credit Application and such other documentation, the terms of the Loan Documentation shall control. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract, the maximum aggregate amount of which reserve may not exceed $4,000,000.00 minus the sum of (a) all amounts for services utilized under the Cash Management Services Sublimit, and (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The FX Reserve may not exceed the Availability Amount (but without including the FX Reserve in the calculation thereof).

2.1.4 Cash Management Services Sublimit. Borrower may use up to $4,000,000.00 minus the sum of (a) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), and (b) the FX Reserve (the “Cash Management Services Sublimit”) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, automated clearing house transactions, controlled disbursement accounts, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”); provided that in no event shall the Cash Management Services Sublimit exceed the Availability Amount (but without including amounts for services utilized under the Cash Management Services Sublimit in the calculation thereof). Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.5 Equipment Facility. The Bank has extended to Borrower equipment advances (each an “Equipment Facility Advance” and collectively the “Equipment Facility Advances”). Any Payment/Advance Form and/or Loan Agreement Supplement - Equipment Facility Advances delivered to Bank by Borrower are hereby incorporated by reference herein and are Loan Documents under this Agreement. As of the Effective Date, the outstanding principal amount of Equipment Facility Advances is 165,706.03. When repaid, the Equipment Facility Advances may not be re-borrowed. Bank’s obligation to lend hereunder terminated on the Equipment Facility Commitment Termination Date.

2.2 Overadvances. If at any time or for any reason the total of all outstanding Advances and all other monetary Obligations under Sections 2.1.2, 2.1.3 and 2.1.4 exceeds Net Borrowing Availability (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Interest Rate.

(i) Advances. Subject to Section 2.3(c), the amounts outstanding under the Revolving Line shall accrue interest from the date when made, continued or converted until paid in full at a floating per annum rate equal to, at Borrower’s option, either (y) the Prime Rate plus the Prime Rate Margin or (z) the LIBOR Rate plus the LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percentage points (5.00%). Pursuant to the terms hereof, interest on amounts outstanding under the Revolving Line shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment pursuant to this Agreement for the portion of the Advances so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(ii) Equipment Advances. Subject to Section 2.3(c), the principal amount outstanding for each Equipment Facility Advances shall accrue interest at a per annum rate equal to one quarter of one percentage point (0.25%) above the Prime Rate, which interest shall be payable monthly.

(c) Default Rate. Except as otherwise provided in Section 2.3(b)(i), immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Adjustment to Interest Rate. Each change in the interest rate of any Credit Extension based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of any Credit Extension based on changes in the Prime Rate. The interest rate applicable to any LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(e) Debit of Accounts. In accordance with Section 9.5, Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(f) Payment; Interest Computation; Float Charge. Interest is payable on the Interest Payment Date. In computing interest on the Obligations, all payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extensions remains outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to three (3) Business Days interest, at the interest rate applicable to the Advances, on all payments received by Bank with respect to the Advances (except for payments made directly by Borrower to Bank from Borrower’s unrestricted cash on deposit in any deposit account or securities account of Borrower with Bank). The float charge for each month shall be payable on the first day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.

(g) Principal and Interest Payments On Payment Dates. For Equipment Facility Advances, Borrower will make thirty-six (36) equal monthly installments of principal plus accrued interest for each Equipment Facility Advance (payments on the Equipment Facility Advances are collectively referred to herein as “Scheduled Payments”). Scheduled Payments for each Equipment Facility Advance are due on the dates set forth in the Loan Agreement Supplement - Equipment Facility Advances with respect to such Equipment Facility Advance (each a “Payment Date”). Any outstanding principal amount of all Equipment Facility Advances, the unpaid interest thereon, and all other Obligations relating to the Equipment Facility Advances shall be due and payable on the earlier of (i) the acceleration of the Equipment Facility Advances following the occurrence of an Event of Default or (ii) the Equipment Facility Maturity Date.

(h) Prepayment Upon an Event of Loss. If any Financed Equipment is subject to an Event of Loss and Borrower is required to or elects to prepay the Equipment Facility Advance with respect to such Financed Equipment pursuant to Section 6.7(b), then such Equipment Facility Advance shall be prepaid to the extent and in the manner provided in such section.

(i) Mandatory Prepayment Upon an Acceleration. If the Equipment Facility Advances are accelerated following the occurrence of an Event of Default (other than following an Event of Loss), then Borrower will immediately pay to Bank (i) all accrued and unpaid Scheduled Payments (including principal and interest) with respect to each Equipment Facility Advance, (ii) all remaining Scheduled Payments (including principal and interest unpaid) in accordance with the terms of Section 2.3(j) below, and (iii) all other sums, if any, that shall have become due and payable with respect to any Equipment Facility Advance.

(j) Permitted Prepayment of Equipment Facility Advances. Borrower shall have the option to prepay all or any portion of the Equipment Facility Advances advanced by Bank under this Agreement, without penalty or premium, provided no Event of Default has occurred and is continuing and Borrower (i) provides written notice to Bank of its election to prepay the Equipment Facility Advances at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of the prepayment (A) all due but unpaid Scheduled Payments as of the date of prepayment (including principal and interest) with respect to each Equipment Facility Advance, as applicable, being prepaid and (B) all other sums, if any, that shall have become due and payable hereunder relating to such Equipment Facility Advances, as applicable, with respect to this Agreement.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. For the Revolving Line facility, a non-refundable commitment fee equal to $22,500.00, fully earned and payable to Bank on the Effective Date;

(b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance or renewal of such Letter of Credit by Bank; and

(c) Bank Expenses. All Bank Expenses (including without limitation, reasonable attorneys’ fees and expenses, plus costs, expenses and other fees, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

(b) Borrower shall have delivered duly executed original signatures to the Control Agreements for each of the Domestic Collateral Accounts as required under Section 6.8;

(c) Borrower shall have delivered (i) Operating Documents of Borrower and any Guarantor, and (ii) good standing certificates for Borrower and any Guarantor, certified by the Secretary of State of the state of organization for such entity (and from any other jurisdictions as Bank may reasonably request), in each instance as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) Borrower shall have delivered an executed Perfection Certificate for Borrower and each Guarantor, which may be provided in one Perfection Certificate;

(g) Borrower shall have delivered the duly executed original signatures to the Guaranties required by Bank, together with the completed Borrowing Resolutions for each Guarantor;

(h) Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by both Section 6.7 hereof and the Guaranties are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;

(i) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof; and

(j) Borrower shall have delivered certificates representing 100% of the shares of capital stock or membership interests (as applicable) and to the extent certificated, of each of Storm, Centra, Thinq, and Saba International, together with stock powers executed in blank.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) for Advances under the Revolving Line, (i) timely receipt of an executed Payment/Advance Form or Notice of Borrowing, as applicable, and (ii) if the aggregate amount outstanding under the Revolving Line would exceed $4,000,000.00 upon the making of the requested Advance and such information has not been provided previously pursuant to Section 6.2(a)(i) for the most recent month ended, Bank shall receive no later than five (5) Business Days prior to the requested Advance (A) an executed Borrowing Base Certificate, (B) monthly accounts receivable agings, aged by invoice date, (C) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (D) a Deferred Revenue report;

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the or Payment/Advance Form or Notice of Borrowing, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, each Advance (other than Advances under Sections 2.1.2 or 2.1.4) shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Payment/Advance Form or a Notice of Borrowing, as applicable, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Payment/Advance Form or Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of a LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Advance, specifying:

(a) The amount of the Advance, which, if a LIBOR Advance is requested, shall be in an aggregate minimum principal amount of $1,000,000.00 or in any integral multiple of $1,000,000.00 in excess thereof;

(b) The requested Funding Date; and

(c) The duration of the Interest Period applicable to any such LIBOR Advance included in such Notice of Borrowing; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any LIBOR Advance, such Interest Period shall be thirty (30) days.

The proceeds of such Advances will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Payment/Advance Form or Notice of Borrowing, as applicable. No Advance shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.

3.5 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established for Borrower’s request for a LIBOR Advance, Borrower may, upon irrevocable written notice to Bank:

(i) Elect to convert on any Business Day, a Prime Advance in an amount equal to $1,000,000.00 or any integral multiple of $1,000,000.00 in excess thereof into a LIBOR Advance;

(ii) Elect to continue on any Interest Payment Date a LIBOR Advance maturing on such Interest Payment Date or any part thereof in an amount equal to $1,000,000.00 or any integral multiple of $1,000,000.00 in excess thereof; provided, that if the aggregate amount of a LIBOR Advance shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000.00, such LIBOR Advance shall automatically convert into a Prime Advance, and on and after such date the right of Borrower to continue such Prime Advance as, and convert such Prime Advance into, a LIBOR Advance shall terminate; or

(iii) Elect to convert on any Interest Payment Date a LIBOR Advance maturing on such Interest Payment Date into a Prime Advance.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if a Prime Advance is to be converted into, or a LIBOR Advance is to be continued as, a LIBOR Advance; and (ii) on the Conversion Date, if a LIBOR Advance is to be converted into a Prime Advance, in each case specifying the:

(i) Proposed Conversion Date or Continuation Date;

(ii) Aggregate amount to be converted or continued which, if such amount is to be converted into or continued as a LIBOR Advance, shall be in an aggregate minimum principal amount of $1,000,000.00 or in any integral multiple of $1,000,000.00 in excess thereof;

(iii) Nature of the proposed conversion or continuation; and

(iv) Duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to a LIBOR Advance, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advance, Borrower shall be deemed to have elected to convert such LIBOR Advance into a Prime Advance.

(d) A LIBOR Advance shall, at Bank’s option, convert into a Prime Advance in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Advance which has been previously converted to a LIBOR Advance, or the principal amount of an existing LIBOR Advance continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the Net Borrowing Availability. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of a LIBOR Advance to a Prime Advance pursuant to any of the foregoing.

(e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund a LIBOR Advance, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advance.

3.6 Special Provisions Governing a LIBOR Advance. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to a LIBOR Advance as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advance for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to a LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advance may be made as, or any amount converted to, a LIBOR Advance until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to any amounts in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund a LIBOR Advance due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of a LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to such LIBOR Advance.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded any relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any such LIBOR Advance in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.

(e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have amounts made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such amounts and (ii) subject to the provisions of Section 3.5(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue such amount referred to therein as a Prime Advance.

3.7 Additional Requirements/Provisions Regarding a LIBOR Advance.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such LIBOR Advance, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advance relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) Changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) Imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or

(iii) Imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of a LIBOR Advance for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advance, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advance shall terminate; provided, however, such LIBOR Advance shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to a LIBOR Advance.

(e) If it shall become unlawful for Bank to continue to fund or maintain a LIBOR Advance, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Advance in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing to obtain a Prime Advance or modify such Notice of Conversion/Continuation to have an outstanding LIBOR Advance converted into a Prime Advance by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(b). Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than inchoate Obligations). Upon payment in full of the Obligations (other than inchoate indemnity Obligations and cash-collateralized Letters of Credit, in accordance with the terms of Section 2.1.2, following maturity, to Bank’s reasonable satisfaction) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall execute and deliver to Borrower a payoff letter; upon the execution of such payoff letter Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries (other than TrainingServer) are duly existing and in good standing in their respective jurisdictions of formation, and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate substantially in the form attached hereto as Exhibit H signed by Borrower, providing all requested information for Borrower, Centra, Saba International, Storm, Thinq and each Guarantor, respectively, and entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on its Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in its Perfection Certificate; (c) the Borrower’s Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Borrower’s Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Borrower’s Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2 Collateral.

(a) Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith or otherwise permitted pursuant to Section 6.8.

(b) The Collateral is not in the possession of any third party bailee (such as a warehouse) except as set forth in the Perfection Certificate. Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than (i) as provided in the Perfection Certificate, or (ii) such locations where not more than $25,000.00 of Collateral (at any one location) is kept. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with a value in excess of $25,000.00 to a bailee, then Borrower will provide written notice to the Bank within thirty (30) days thereafter and will use commercially reasonable efforts to obtain from such bailee an acknowledgement in writing that the bailee is holding such Collateral for the benefit of Bank.

(c) All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3 Accounts Receivable.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account as set forth in Section 13 below.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. Except as set forth in the Perfection Certificate, there are no actions or proceedings pending against Borrower or any of its Subsidiaries involving more than $500,000.00, and there are no actions or proceedings, to the knowledge of any of the Borrower’s Responsible Officers or its general counsel, threatened in writing by or against Borrower or any of its Subsidiaries in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where failure to do so could not reasonably be expected to have a Material Adverse Change.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Advances solely as (a) working capital, (b) to fund additional cash reserves, capital expenditures and/or a stock repurchase program to the extent permitted hereunder, and (c) to fund its general business requirements.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 TrainingServer. Borrower represents and warrants that TrainingServer does not presently and will not during the term of this Agreement have assets in excess of $5,000.00 at any time.

5.13 Ultris. Borrower represents and warrants that Ultris does not presently and will not during the term of this Agreement have assets (other than goodwill) in excess of $5,000.00 at any time.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Subject to Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall provide Bank with the following:

(i) If the aggregate outstanding balance of the Revolving Line exceeds $4,000,000.00 as of the last day of any month, then within twenty (20) days after the end of any such month, (A) a Borrowing Base Certificate substantially in the form of Exhibit G attached hereto, (B) monthly accounts receivable agings, aged by invoice date, (C) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (D) a Deferred Revenue report;

(ii) As soon as available, and in any event within forty-five (45) days after the end of each month, company-prepared, monthly unaudited financial statements;

(iii) Within forty-five (45) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(iv) As soon as available, but no later than forty-five (45) days after the end of each fiscal year of Borrower, (A) a one (1) year (prepared on a quarterly basis) financial projections of Borrower on a consolidated basis, including a balance sheet and statements of income and cash flows and showing projected operating revenues, expenses and debt service of Borrower on a consolidated basis prepared under GAAP; and (B) budgets, sales projections, operating plans or other financial information used in the preparation of such financial projections reasonably requested by Bank;

(v) As soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, annual financial statements of Borrower on a consolidated basis and certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank; and

(vi) Within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (other than those reports on Form 10-K, 10-Q or 8-K (relating to certification) that are otherwise publicly available through the Securities and Exchange Commission’s EDGAR system).

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank Borrowing Base Certificates, as provided in Section 6.2; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of the Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts that involve more than $150,000.00. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Net Borrowing Availability.

(c) Collection of Accounts. Borrower shall have the right (on its own behalf and on behalf of its Subsidiaries and any other Affiliate) to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. If an Event of Default has occurred, Bank in its sole discretion may require that all proceeds of Accounts be deposited into any Restricted Revenue Account as Bank shall designate.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, its Subsidiaries, or such other Affiliate of Borrower, Borrower shall follow Borrower’s customary practices as they exist at the execution of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries that involve more than $500,000.00. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower and, so long as no Event of Default has occurred and upon notice to the Borrower, its Subsidiaries.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Sections 6.3(c), 6.7 and 9.5, deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.5 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $50,000.00 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records.

(a) At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books, subject to Bank’s confidentiality obligations in Section 12.9. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850.00 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses (collectively, the “Borrower Audit Fees”). Provided that no Event of Default has occurred and is continuing, then (i) such audits and inspections by Bank shall be performed only on a semi-annual basis, and (ii) the Borrower Audit Fees, together with any and all Guarantor Audit Fees, shall be limited in the aggregate amount of no more than $15,000.00 per annum.

(b) Notwithstanding the foregoing, in the event Borrower and Bank schedule an audit more than five (5) days in advance, and Borrower cancels or seeks to reschedules the audit with less than five (5) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000.00 plus any reasonable out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be with financially sound and reputable insurance companies. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least thirty (30) days notice (or ten (10) days notice in the case of cancellation for non-payment of premium) before canceling, materially amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. So long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy to the replacement or repair of destroyed or damaged property; provided, that, after the occurrence and during the continuance of an Event of Default, proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

(b) Bear the risk of the Financed Equipment being lost, stolen, destroyed, or damaged. If during the term of this Agreement any item of Financed Equipment is subject to an Event of Loss, then in each case, Borrower:

(i) Prior to the occurrence of an Event of Default, at Borrower’s option, will (A) pay to Bank on account of the Obligations with respect to each item of Financed Equipment subject to such Event of Loss all accrued interest to the date of the prepayment, plus all outstanding principal; or (B) repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment.

(ii) During the continuance of an Event of Default, on or before the Payment Date after such Event of Loss for each such item of Financed Equipment subject to such Event of Loss, Borrower will, at Bank’s option, pay to Bank an amount equal to the sum of: (A) all accrued and unpaid Scheduled Payments (with respect to such Equipment Facility Advance related to the Event of Loss) due prior to the next such Payment Date, (B) all regularly Scheduled Payments (including principal and interest), plus (C) all other sums (other than remaining Scheduled Payments), if any, that shall have become due and payable with respect to such Equipment Facility Advance including interest at the Default Rate with respect to any past due amounts.

(iii) On the date of receipt by Bank of the amount specified above with respect to each such item of Financed Equipment subject to an Event of Loss, this Agreement shall terminate as to such Financed Equipment. If any proceeds of insurance or awards received from governmental authorities are in excess of the amount owed under this Section 6.7(b), Bank shall promptly remit to Borrower the amount in excess of the amount owed to Bank.

6.8 Operating Accounts.

(a) Maintain an amount of not less than $6,000,000.00 of unrestricted cash and Cash Equivalents in the Designated Deposit Account or a money market account maintained with Bank. If at any time the balance of unrestricted cash and Cash Equivalents in the Designated Deposit Account or such money market account maintained with Bank is less than $6,000,000.00, then Borrower shall pay Bank a one time fee of $75,000.00 which shall be due and payable upon such occurrence.

(b) Provide Bank five (5) days prior written notice before Borrower or any Guarantor establishes any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates within the United States. In addition and upon Bank’s request, for each Collateral Account that Borrower or any Guarantor, at any time maintains within the United States, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of this Section 6.8(b) shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, or (ii) accounts which maintain a balance of less than $25,000.00 individually or $100,000.00 in the aggregate.

6.9 Financial Covenants.

Borrower shall maintain, to be tested as of the last day of the period referenced below, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Minimum Adjusted Quick Ratio. As of the last day of each month, a ratio of Quick Assets (of which unrestricted cash and Cash Equivalents subject to Bank’s “control” as defined in the Code in no case shall be less than the greater of (i) $9,000,00.00 or (ii) 50% of the aggregate balances of cash and Cash Equivalents of Borrower held in all of its Collateral Accounts) to Current Liabilities plus all long term portions of the Obligations minus Deferred Revenue of not less than 1.75 to 1.00.

(b) Minimum EBITDA. Borrower’s quarterly consolidated EBITDA shall be equal to or greater than the following amounts for such fiscal quarter end:

Period	Minimum EBITDA
Effective Date until August 31, 2009	$500,000.00
November 30, 2009 and each quarter thereafter	$750,000.00

6.10 Protection of Intellectual Property Rights. Borrower shall (and shall cause its Subsidiaries) as Borrower deems reasonably appropriate and consistent with past practices: (a) protect, defend and maintain the validity and enforceability of its and its Subsidiaries’ material intellectual property; (b) promptly advise Bank in writing of material infringements of its and its Subsidiaries’ intellectual property known to its Responsible Officers, its general counsel, or any executive officer; and (c) not allow any intellectual property material to Borrower’s and/or its Subsidiaries’ business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) liquidations or dissolutions of (i) Subsidiaries of Borrower so long as such Subsidiaries’ assets are transferred only to Borrower or any Guarantor, (ii) any Guarantor so long as such Guarantor’s assets are transferred only to Borrower or another Guarantor, or (iii) Subsidiaries of Borrower which are not a Guarantor so long as such Subsidiaries’ assets are transferred to another Subsidiary which is not a Guarantor; (e) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (f) subleases of real property; and (g) other Transfers not to exceed $250,000.00 in the aggregate in any fiscal year.

7.2 Changes in Business, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control. Borrower shall not, without at least ten (10) days prior written notice to Bank: (i) add any new offices or business locations, including warehouses, unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000.00) in Borrower’s assets or property; (ii) change its jurisdiction of organization; (iii) change its organizational structure or type; (iv) change its legal name; or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) no Event of Default has occurred and is continuing or would exist after giving effect thereto, (b) Borrower or Subsidiary that is also a Guarantor (as the case may be) continues as a surviving legal entity after giving effect thereto, and (c) (i) the cash consideration to be paid in connection with such transaction does not exceed $10,000,000.00 and (ii) the non-cash consideration consisting of shares in Borrower to be paid in connection with such transaction does not exceed 33% of Borrower’s total shares outstanding at the time of the transaction; provided, however, Borrower shall continue to be the surviving legal entity in all cases. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower, except that any Subsidiary which is also a Guarantor shall (i) only merge or consolidate into Borrower or another Subsidiary that is also a Guarantor, and (ii) give Bank at least ten (10) days notice prior to such merger or consolidation.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of Permitted Lien herein.

7.6 Maintenance of Collateral Accounts. Maintain (or allow its Guarantors to maintain) any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7 Investments; Distributions. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase stock pursuant to stock repurchase programs so long as (x) an Event of Default does not exist at the time of such repurchases and would not exist after giving effect to such repurchases, (y) Borrower and its Subsidiaries are in compliance with each of the covenants set forth in Articles 6 and 7 and continue to perform of all of their obligations thereunder, and (z) such repurchases do not exceed in the aggregate of $5,000,000.00 in total at any time before the Revolving Line Maturity Date.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.1, 6.2, 6.3(a) and (c), 6.7, 6.8, 6.9 or 6.12, or violates any covenant in Section 7; provided that, in no case shall a failure to maintain $6,000,000.00 with Bank be an Event of Default; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days;

(b) the service of process upon Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under control of Bank (including a subsidiary); (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of $150,000.00 becomes a Lien on any of Borrower’s assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement for Indebtedness to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Material Indebtedness;

8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach in any material respect occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform or breaches any obligation, covenant, representation or warranty in any material respect under any guaranty and/or security agreement relating to the Obligations, or any Loan Document to which it is a party; provided, however, that the foregoing shall not excuse any Guarantor from timely performing all obligations and covenants under such agreements; (c) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor, and (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the business, operations, or condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor, other than any such material adverse change that occurs as a result of a transfer of such Guarantor’s cash and other assets solely to Borrower.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Accounts Verification. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such account; provided that, if no Event of Default has occurred, Bank shall endeavor to provide notice to Borrower of such contact with any Account Debtor.

9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this

Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Application of Payments and Proceeds.

(a) Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to the Equipment Facility Advances, and then to the Advances; second, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; third, to the interest due upon any of the Obligations; and finally, to any applicable fees and other charges then due, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency.

(b) If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefore.

9.6 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.3, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to

Section 3.3 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Saba Software, Inc. 2400 Bridge Parkway Redwood Shores, CA 94065 Attn: Bill Slater, Chief Financial Officer Fax: (650) 581-2647 Email: bslater@saba.com

If to Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attn: Nick Tsiagkas Fax: (650) 320-0016 Email: ntsiagka@svbank.com

11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that, so long as no Event of Default has occurred and is continuing, the Bank many not sell, transfer, or assign its rights in this Agreement to a direct competitor of the Borrower which is in the same trade and line of business as the Borrower.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.3 Limitation of Actions. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower and its Subsidiaries.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all reasonable audit fees and expenses (including Borrower Audit Fees), costs, expenses, and other fees (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower in connection with the Loan Documents.

“Books” are all books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrower Audit Fees” is defined in Section 6.6(a).

“Borrowing Base” is (a) $4,000,000.00 plus (b) 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral; provided that, such events, conditions, contingencies, or risks may not be unrelated to Borrower’s business.

“Borrowing Base Certificate” is that that certain certificate in the form attached hereto as Exhibit G, completed by Borrower and executed by a Responsible Officer or his or her designee.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit E.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” is defined in Section 2.1.4.

“Cash Management Services Sublimit” is defined in Section 2.1.4.

“Centra” is Centra Software, LLC, a Delaware limited liability company, and any successor-in-interest thereto.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit F.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Advance into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower (or Guarantor) maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower (or Guarantor) maintains a Securities Account or a Commodity account, Borrower (or Guarantor), and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account, any of which may be amended, restated, or otherwise modified from time to time.

“Conversion Date” means any date on which Borrower elects to convert a Prime Advance to a LIBOR Advance or a LIBOR Advance to a Prime Advance.

“Credit Extension” is any Advance, Equipment Facility Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(c).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300368847, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Collateral Account” is any Deposit Account, Securities Account, or Commodities Account of Borrower held within the United States and which is subject to a Control Agreement with Bank.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall be determined in accordance with GAAP, and means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense; plus (e) non-cash foreign exchange adjustments and stock-based compensation expense.

“Effective Amount” means with respect to a LIBOR Advance on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments thereof occurring on such date.

“Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Eligible Accounts” are Accounts which arise in the ordinary course of business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment and will give Borrower notice of such changes. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Credit balances over ninety (90) days from invoice date;

(d) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States;

(f) Accounts owing from an Account Debtor which is a federal government entity or any department, agency, or instrumentality thereof, except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(g) Accounts owing from an Account Debtor to the extent that Borrower (or such other holder of the Account) is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower (or such other holder of the Account) in the ordinary course of its business;

(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(i) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(j) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

(l) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

“Eligible Equipment” is new or used general purpose computer equipment, office equipment, test and laboratory equipment, furnishings, and Other Equipment Facility Equipment that complies with all of Borrower’s representations and warranties to Bank and which is acceptable to Bank in all respects and is located in the United States.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equipment Facility Advance” is defined in Section 2.1.5.

“Equipment Facility Commitment Termination Date” is May 31, 2008.

“Equipment Facility Maturity Date” is, with respect to each Equipment Facility Advance the last day of the Equipment Loan Repayment Period for such Equipment Facility Advance, or if earlier, the date of acceleration of such Equipment Facility Advance by Bank following an Event of Default.

“Equipment Loan Repayment Period” is thirty-six (36) months.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Event of Loss” means an event where any Financed Equipment is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement.

“Financed Equipment” is any Eligible Equipment financed with an Equipment Facility Advance.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Guaranties” are (a) that certain Amended and Restated Unconditional Guaranty and Security Agreement, dated as of the Effective Date, made by Centra in favor of Bank, (b) that certain Amended and Restated Unconditional Guaranty and Security Agreement, dated as of the Effective Date, made by Thinq in favor of Bank, (c) that certain Unconditional Guaranty and Security Agreement, dated as of the Effective Date, made by Saba International, (d) that certain Unconditional Guaranty and Security Agreement, dated as of the Effective Date, made by Storm, and (e) any other present or future guaranty of the Obligations made by a Guarantor in favor of Bank in form and substance satisfactory to Bank.

“Guarantor” is any present or future guarantor of the Obligations, including Centra, Saba International, Storm, Thinq, and any Significant Subsidiary.

“Guarantor Audit Fees” is defined in the Guaranties.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and any of its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, with respect to a LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to a Prime Advance, the first (1st) day of each month (or, if the first day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to a LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is thirty (30), sixty (60), ninety (90), or one hundred eighty (180) days thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to a LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s (or, if referring to another Person, to such other Person’s) custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” means a documentary or standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) at which deposits in United States Dollars are offered to Bank in the London interbank market (as set forth by Bloomberg Information Service or any successor thereto or any service selected by Bank which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate plus the LIBOR Rate Margin.

“LIBOR Rate” means, for each Interest Period in respect of a LIBOR Advance, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to the greater of (i) LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period, or (ii) one and one half of one percentage point (1.50%).

“LIBOR Rate Margin” is three and one-quarter of one percentage point (3.25%).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Guaranties, the Perfection Certificates, the Wells Fargo Lockbox Agreement, any other lockbox agreement, any note, or notes, or guaranties, or security agreements, or Control Agreements executed by Borrower or any Guarantor, any Loan Agreement Supplement, and any other present or future agreement, document or instruments executed by Borrower or any Guarantor for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified from time to time.

“Loan Agreement Supplement - Equipment Facility Advances” means any and all Loan Agreement Supplements provided by Borrower to Bank.

“Lockbox Agreement(s)” are those agreements, acceptable to Bank, governing any lockbox arrangement(s) of Borrower and/or such other Person covering any Restricted Revenue Account, and which include, but are not limited to, the Wells Fargo Lockbox Agreements.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than $250,000.00.

“Net Borrowing Availability” is defined in Section 2.1.1(a).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2, substantially in the form of Exhibit C, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit D, with appropriate insertions.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation as of such recent date as Bank shall approve, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Equipment Facility Equipment” is leasehold improvements, intangible property such as transferable computer software and transferable software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and sales tax, freight, maintenance, and installation costs. Unless otherwise agreed to by Bank, not more than 80% of the Eligible Equipment financed with the proceeds of each Equipment Facility Advance shall consist of Other Equipment Facility Equipment.

“Payment Date” is defined in Section 2.3(g).

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s or any Guarantor’s Indebtedness to Bank under this Agreement and the other Loan Documents or other Indebtedness to Bank;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Permitted Liens; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b)(i) Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or its Subsidiaries;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)(i) Investments of Borrower and Guarantors into Borrower and other Guarantors not to exceed $500,000.00 in the aggregate in any fiscal year; and (ii) Investments of Borrower and Guarantors into Subsidiaries that are not Guarantors not to exceed $500,000.00 in any fiscal year and (iii) Investments of Subsidiaries of Borrower that are not Guarantors in Borrower or other Subsidiaries, but if such Investments are in the form of loans then the obligations thereunder are subordinated to Bank and the repayment of the Obligations;

(f) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments permitted under Section 7.3; and

(i) other Investments not otherwise permitted above and not exceeding $250,000.00 in the aggregate in any fiscal year.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificates or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower (or, if referring to another Person, to such other Person) maintains adequate reserves on its Books, if they have no priority over any of Bank’s Liens;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower and/or any Subsidiary which is also a Guarantor incurred for financing the acquisition of the Equipment securing no more than $2,000,000.00 in the aggregate amount outstanding, or (ii) existing Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment.

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business (or, if referring to another Person’s business, to such other Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and

(j) Liens in favor of other financial institutions arising in connection with Borrower’s (or, if referring to another Person, to such other Person) deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Advance” means an Advance that bears interest based at the Prime Rate plus the Prime Margin.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate; provided, however, in no event shall the Prime Rate be less than four percentage points (4.00%).

“Prime Rate Margin” means one-quarter of one percentage point (0.25%).

“Quick Assets” is, on any date, Borrower’s consolidated, unrestricted cash and Cash Equivalents (held in Deposit Accounts or Securities Accounts of Borrower or any Guarantor), net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Vice President Corporate Controller, and Controller of Borrower.

“Restricted Revenue Account” is the restricted account(s) maintained by Borrower at Wells Fargo (and/or such other account(s) with Bank or such other financial institution(s) as Bank may designate from time to time pursuant to Section 6.3(c)) into which all collections or payments on the Accounts (and/or any other Collateral) are paid, and which is subject to a Lockbox Agreement(s).

“Revolving Line” is an Advance or Advances in an aggregate amount of up to $9,000,000.00 outstanding at any time.

“Revolving Line Commitment” means $9,000,000.00.

“Revolving Line Maturity Date” is July 28, 2010.

“Saba International” is Saba Software International, Inc., a Delaware corporation, and any successors-in-interest thereto.

“Scheduled Payments” is defined in Section 2.3(g).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Significant Subsidiary” is (a) any direct or indirect, domestic Subsidiary of Borrower which at any time has net assets of $500,000.00 or more, or (b) any direct or indirect, domestic intermediate Subsidiary of Borrower that directly or indirectly controls any foreign Subsidiary, and such foreign Subsidiary at any time has net assets of $500,000.00 or more.

“Storm” is Storm Holding Corporation, a Delaware corporation, and any successors-in-interest thereto.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person.

“Thinq” is THINQ Learning Solutions, Inc., a Delaware corporation, and any successor-in-interest thereto.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness required to be included under GAAP, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“TrainingServer” is TrainingServer, Inc., a Delaware corporation, and any successors-in-interest thereto.

“Transfer” is defined in Section 7.1.

“Ultris” is Ultris, Inc., a California corporation, and any successors-in-interest thereto.

“Wells Fargo” is Wells Fargo Bank, National Association.

“Wells Fargo Lockbox Agreement” is that certain Four Party Wholesale Lockbox Agreement, by and among Borrower, Wells Fargo and Bank, as the same as may be amended, restated, or otherwise modified from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

SABA SOFTWARE, INC.

By:	/s/ BILL SLATER
Name: Title:	Bill Slater Chief Financial Officer

BANK:

SILICON VALLEY BANK

By:	/s/ NICK TSIAGKAS
Name: Title:	Nick Tsiagkas Relationship manager

Effective Date: July 29, 2009

SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired:

(a) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, license rights, agreements and confidential information, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; and

(b) more than 65% of the Equity Interests of any Subsidiary of Borrower that is organized under the laws of any jurisdiction other than the United States, or a subdivision thereof; for purposes hereof, “Equity Interests” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, license rights, agreements and confidential information, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

1

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

SABA SOFTWARE, INC.

DEADLINE FOR SAME DAY ADVANCE PROCESSING IS 12 NOON, P.S.T.

TO:	CENTRAL CLIENT SERVICE DIVISION	DATE:

FAX#:	(650) 320 - 0016	TIME:

FROM:	SABA SOFTWARE, INC.
CLIENT NAME (BORROWER)

REQUESTED BY:		PHONE NUMBER:
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT

PRINCIPAL INCREASE – (ADVANCE)	$
PRINCIPAL PAYMENT – (ADVANCES ONLY)	$
INTEREST PAYMENT – (ADVANCES ONLY)	$
PRINCIPAL AND INTEREST – REVOLVING LINE (PAYMENT)	$

OTHER INSTRUCTIONS:

All Borrower’s representations and warranties in the Amended and Restated Loan and Security Agreement (as amended, supplemented or otherwise modified from time to time, the “Agreement”) are true, correct and complete in all material respects on the date of the telephone request for an Advance or Equipment Facility Advance confirmed by this Payment/Advance Form; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date. In addition, Borrower hereby represents that it is in compliance with Sections 6.8 and 6.9 of the Agreement.

BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

AUTHORIZED REQUESTER	PHONE NUMBER

RECEIVED BY (BANK)	PHONE NUMBER

AUTHORIZED SIGNATURE (BANK)

1

EXHIBIT C

FORM OF NOTICE OF BORROWING

SABA SOFTWARE, INC.

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

RE:	Amended and Restated Loan and Security Agreement dated as of July 29, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between SABA SOFTWARE, INC. (“Borrower”), and SILICON VALLEY BANK (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4 of the Loan Agreement, of a requested Advance.

1. The Funding Date, which shall be a Business Day, of the borrowing is                     , 20    . (The deadline is 12:00 p.m. Pacific time (a) on the requested Funding Date for Prime Advances, and (b) at least three (3) Business Days prior to the requested Funding Date for LIBOR Advances.)

2. The aggregate amount of the borrowing is $        .

3. The borrowing shall consist of a Prime Advance of $         or a LIBOR Advance of $        .

4. In the case of a LIBOR Advance, the duration of the Interest Period shall be [30] [60] [90] [180] days.

5. The borrowing shall be deposited into the following account: Account No.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance.

[Signature page follows.]

1

BORROWER	SABA SOFTWARE, INC.

By:
Name:
Title:
Phone:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

2

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

SABA SOFTWARE, INC.

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

RE:	Amended and Restated Loan and Security Agreement dated as of July 29, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between SABA SOFTWARE, INC. (“Borrower”), and SILICON VALLEY BANK (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advance(s) specified herein, that:

1. The date of the [conversion] [continuation] is                     , 20    .

2. The aggregate amount of the proposed Advance(s) to be [converted] is $          or [continued] is $        .

3. The Advance(s) to be [converted into] [continued as] a [LIBOR] [Prime] Advance.

4. The duration of the Interest Period for the LIBOR Advance included in the [conversion] [continuation] shall be      months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

1

BORROWER	SABA SOFTWARE, INC.

By:
Name:
Title:
Phone:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

2

EXHIBIT E

FORM OF BORROWING RESOLUTIONS

(ATTACHED)

1

CORPORATE BORROWING RESOLUTION

Borrower:	SABA SOFTWARE, INC. 2400 Bridge Parkway Redwood Shores, CA 94065	Bank:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054-1191

I, THE SECRETARY OR ASSISTANT SECRETARY OF SABA SOFTWARE, INC. (“BORROWER”), CERTIFY that Borrower is a corporation existing under the laws of the State of Delaware.

I certify that [at a meeting of Borrower’s Directors duly held] [by unanimous written consent of the Board of Directors] (or by other authorized corporate action) the following resolutions (attached as Annex A hereto) were adopted.

It is resolved that any one of the following officers of Borrower, whose name, title and signature is below:

NAMES	POSITIONS	ACTUAL SIGNATURES

may act for Borrower and:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they think necessary to effectuate these Resolutions.

Further resolved that all acts authorized by these Resolutions and performed before they were adopted are ratified. These Resolutions remain in effect and Bank may rely on them until Bank receives written notice of their revocation.

I certify that the persons listed above are Borrower’s officers with the titles and signatures shown following their names and that these resolutions have not been modified are currently effective.

2

CERTIFIED TO AND ATTESTED BY:

X
Secretary or Assistant Secretary*

X

*	NOTE: In case the Secretary or other certifying officer is designated by the foregoing resolutions as one of the signing officers, this resolution should also be signed by a second Officer or Director of Borrower.

3

ANNEX A

ADOPTED RESOLUTIONS

(ATTACHED)

4

CERTIFIED RESOLUTION - [AMENDED AND RESTATED] UNCONDITIONAL GUARANTY AND

SECURITY AGREEMENT

Guarantor:	[CENTRA SOFTWARE, LLC,] [SABA SOFTWARE INTERNATIONAL, INC.] [STORM HOLDING CORPORATION] [THINQ LEARNING SOLUTIONS, INC.] a [limited liability company] [corporation] organized under the laws of the State of Delaware

Date:	July [ ], 2009

I, the undersigned, [Secretary] [Assistant Secretary] of the above-named company, a limited liability company organized under the laws of the state set forth above, do hereby certify that the following is a full, true and correct copy of resolutions duly and regularly adopted by the [Members][Managers][Board of Directors] of said company as required by law, and by the [operating agreement][by-laws] of said company, and that said resolutions are still in full force and effect and have not been in any way modified, repealed, rescinded, amended or revoked.

WHEREAS, it is in the direct interest of this company to assist the following person (the “Borrower”):

SABA SOFTWARE, INC.

in procuring credit from SILICON VALLEY BANK (“Lender”), because Borrower is an affiliate of this company, furnishes goods or services to this company, purchases or acquires goods or services from this company, and/or otherwise has a direct or indirect corporate or business relationship with this company;

RESOLVED, that any officer of this company is hereby authorized and directed to: execute and deliver on behalf of this company a guarantee with respect to all indebtedness, liabilities and obligations of Borrower to Lender, whether now existing or hereafter arising or acquired (which shall include, without limitation, the execution and delivery of that certain [Amended and Restated] Unconditional Guaranty and Security Agreement in favor of Lender); to pledge or assign to Lender, and to grant to Lender a security interest and lien in, any and all assets and personal property of this company as security for all indebtedness, liabilities and obligations of either this company or Borrower to Lender, now existing or hereafter arising, including without limitation the obligations of this company under said guarantee, and to execute and deliver in connection therewith, one or more pledge agreements, assignments, security agreements and Uniform Commercial Code financing statements, in form and substance satisfactory to Lender (which shall include, without limitation, the execution and delivery of that certain [Amended and Restated] Unconditional Guaranty and Security Agreement in favor of Lender); to execute and deliver any and all amendments, modifications, extensions, renewals, replacements and agreements, documents, instruments relating to the foregoing or requested by Lender; and to execute and deliver any and all instruments, papers and documents and to do all other acts that said officers may deem convenient or proper to effectuate the purpose and intent of these resolutions.

RESOLVED, all actions heretofore taken and all documentation heretofore executed and delivered by any of said officers, or by any individual who currently holds or has held any of said offices, in furtherance of the foregoing is hereby ratified, adopted, approved and confirmed and declared to be binding and enforceable obligations of this company in accordance with the respective terms and provisions thereof; and that the authorizations herein set forth shall remain in full force and effect until written notice of any modification or discontinuance shall be given to and actually received by Lender, but no such modification or discontinuance shall effect the validity of the acts of any person, authorized to so act with these resolutions, before the receipt of any such notice by Lender.

IN WITNESS WHEREOF, I have hereunto set my hand as such Secretary or Assistant Secretary on the date set forth above.

[Secretary] [Assistant Secretary]

1

EXHIBIT F

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK Date:
FROM:	SABA SOFTWARE, INC.

The undersigned authorized officer of SABA SOFTWARE, INC. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement (the “Agreement”) between Borrower and SILICON VALLEY BANK (“Bank”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Borrowing Base Certificate	Monthly within 20 days if aggregate outstanding balance of Revolving Line is greater than $4,000,000.00	Yes No

A/R & A/P Agings, Deferred Revenue Report	Monthly within 20 days if aggregate outstanding balance of Revolving Line is greater than $4,000,000.00	Yes No

Monthly unaudited financial statements with Compliance Certificate	Monthly within 45 days	Yes No

Financial projections, and/or financial information used in the preparation thereof	Within 45 days of FYE	Yes No

Annual financial statement (CPA Audited)	Within 120 days of FYE	Yes No

10-Q, 10-K and 8-K if not available on EDGAR	Within 5 days after filing with SEC	Yes No

1

Financial Covenant	Required	Actual	Complies
I. Adjusted Quick Ratio as of the last day of each month	Not less than 1.75:1.00	:1.00	Yes No

II. Minimum EBITDA	Not less than $500,000.00 for Borrower’s fiscal quarter ended August 30, 2009 Not less than $750,000.00 for Borrower’s fiscal quarter ended November 30, 2009 and each fiscal quarter thereafter	$	Yes No

2

The following financial covenant information set forth in Schedule 1 attached hereto is true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above (if no exceptions exist, state “No exceptions to note”):

SABA SOFTWARE, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER

Name:	Date:

Title	Verified:
AUTHORIZED SIGNER

Date:

	Compliance Status:	Yes No

3

Schedule 1 to Compliance Certificate

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Adjusted Quick Ratio (Section 6.9(a))

Required Minimum:	1.75:1.00

Actual:

A.	Aggregate value of consolidated, unrestricted cash and cash equivalents of Borrower (of which the aggregate value of unrestricted cash and cash equivalents subject to Bank’s “control” as defined in the Code must be the greater of (i) $9,000,000.00 or (ii) 50% of the aggregate value of unrestricted cash and cash equivalents in all of Borrower’s Collateral Accounts)	$

B.	Aggregate value of the net billed accounts receivable of Borrower	$

C.	Aggregate value of the Investments with maturities of fewer than 12 months of Borrower	$

D.	Quick Assets (the sum of lines I.A through I.C)	$

E.	All current and long term portions of the Obligations	$

F.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness not otherwise reflected in line E above that matures within one (1) year	$

G.	Liabilities (the sum of lines I.E and I.F)	$

H.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$

I.	Line I.G minus line I.H	$

J.	Adjusted Quick Ratio (line I.D divided by line I.H)

Is line I.J equal to or greater than 1.75:1:00?

No, not in compliance	Yes, in compliance

4

II.	Minimum EBITDA (Section 6.9(b))

Required Minimum:	$500,000.00 from the Effective Date until August 31, 2009 $750,000.00 for Borrower’s fiscal quarter ended November 30, 2009 and each fiscal quarter thereafter

Actual:

A.	Net Income of Borrower for the current quarter	$

B.	To the extent included in the determination of Net Income

	1. Income Tax Expense	$

	2. Depreciation expense	$

	3. Amortization expense	$

	4. Net Interest Expense	$

	5. Non-cash foreign exchange adjustments	$

	6. Stock-based compensation expense	$

	7. The sum of lines II.B.1 through II.B.6	$

C.	EBITDA (line II.A plus line II.B.7)	$

Is line C equal to or greater than $500,000.00 for Borrower’s fiscal quarter ended on August 31, 2009, or $750,000.00 for each fiscal quarter of Borrower thereafter?

No, not in compliance	Yes, in compliance

5

EXHIBIT G

BORROWING BASE CERTIFICATE

To:	SILICON VALLEY BANK (“Bank”)	Date:
From:	SABA SOFTWARE, INC. (“Borrower”)
Revolving Line Commitment: $9,000,000.00

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of	$
2. Additions (please explain on reverse)	$
3. TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Un-invoiced Accounts	$
5. Amounts over 90 days due	$
6. Balance of 50% over 90 day accounts	$
7. Credit balances over 90 days	$
8. Concentration Limits	$
9. Foreign Accounts	$
10. Governmental Accounts	$
11. Contra Accounts	$
12. Promotion or Demo Accounts	$
13. Intercompany/Employee Accounts	$
14. Disputed Accounts	$
15. Deferred Revenue	$
16. Other (please explain on reverse)	$
17. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
18. Eligible Accounts (#3 minus #17)	$
19. ELIGIBLE AMOUNT OF ACCOUNTS ( 80% of #18)	$

BALANCES
22. Borrowing Base [#19 plus $4,000,000.00]	$
23. Maximum Loan Amount	$9,000,000.00
23. Total Funds Available [Lesser of #22 or #23)]	$
24. Present balance owing on Line of Credit	$
25. Outstanding under Sublimits	$
26. RESERVE POSITION (#23 minus #24 and #25)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Amended and Restated Loan and Security Agreement dated as of July 29, 2009, between Borrower and Bank.

COMMENTS:		BANK USE ONLY

Received by:
By:			AUTHORIZED SIGNER

	Authorized Signer	Date:

Date:		Verified:
AUTHORIZED SIGNER

Date:

		Compliance Status:	Yes No

EXHIBIT H

FORM OF PERFECTION CERTIFICATE

(ATTACHED)

1

PERFECTION CERTIFICATE

1.	The legal name of the [Borrower/Guarantor] is [ ] (the “Company”).

2.	The Company was formed on in as a [Corporation]. Since its formation, the Company has had the following legal names (other than its current legal name):

Prior Name	Date Company’s Name Was Changed From Such Name

3.	The Company does business under the following trade names:

Trade Name	Is This Name Registered?

4.	The Company has the following places of business or has assets located at the following locations:

Address	Owner of Location	Brief Description of Assets

5.	The Company owns the following domestic and foreign registered patents and patent applications:

Title of Patent	Registration/Application No.	Registration/Filing Date

6.	The Company owns the following domestic and foreign registered and applied for trademarks, tradenames and service marks:

Trademarks, Tradenames or Service Marks	Registration/Application No.	Registration/Filing Date

7.	The Company owns the following domestic and foreign copyrights and copyright registrations:

Description of Copyright	Registration No.	Registration Date

2

8.	The Company uses the following material unregistered copyrights in the ordinary course of its business:

Description of Copyright

9.	The following is a complete list of pending and threatened litigation or claims involving amounts claimed against Company in an indefinite amount or in excess of $50,000 in each case:

10.	The Company’s federal employer I.D. number is:

11.	The Company’s organizational I.D. number is .

12.	The Company’s assets are subject to the following security interests:

Assets	Name and Address of Secured Party

14.	The Company has investments in excess of $50,000 (calculated at the higher of cost or market value) in equity or debt securities of the following entities (other than subsidiaries):

Name of Entity	Nature and Amount of Investment

15.	The Company maintains the following deposit accounts (including demand, time, savings, passbook or similar accounts):

Name and Address of Depository Institution	Type and Account No.	Account Holder

16.	The Company beneficially owns “investment property” in the following securities accounts:

Name and Address of Securities Intermediary	Type and Account No.	Account Holder

3

17.	The Company has the following subsidiaries:

Name of Subsidiary	State of Formation or Organization	Percentage Owned by Entity

18.	True and correct copies of the Company’s organizational/charter documents are attached.

4

The undersigned hereby certifies that the foregoing information contained on this Perfection Certificate is true and correct in all material respects as of July     , 2009.

SABA SOFTWARE, INC.

By:
Name:
Title:

SIGNATURE PAGE TO PERFECTION CERTIFICATE